Exhibit 99.1
Contact:
Michael Watts
Vice president, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Financial Results for the Fourth Quarter and Full Year 2010
— In Fourth Quarter, Company Generates Record Non-GAAP EPS of $0.61,
17% Higher than in the Prior Year Period, and GAAP EPS of $0.56 —
— For Full Year 2010, Total Revenues of $543.3 Million Grow by 9%,
Non-GAAP EPS of $2.19 Increase by 12% —
SAN DIEGO, CA, February 15, 2011 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported financial results for the fourth quarter and full year 2010, highlighted by record non-GAAP earnings per share (EPS) of $0.61 in the quarter, 17% higher than in the prior year period.
“In the fourth quarter of 2010, Gen-Probe generated record clinical diagnostics sales and an all-time high in earnings per share despite macroeconomic headwinds and unusually strong sales of influenza products a year ago,” said Carl Hull, the Company’s president and chief executive officer. “At the same time, we took important steps to accelerate our future growth by filing US regulatory applications for the APTIMA® human papillomavirus (HPV) and trichomonas products, and by acquiring GTI Diagnostics.”
Key financial results for the fourth quarter of 2010 were ($ in millions, except EPS):

	Non-GAAP			GAAP
	2010	2009	Change	2010	2009	Change

Product sales	$131.1	$135.5	-3%	$131.1	$135.5	-3%
Total revenues	$136.7	$138.9	-2%	$136.7	$138.9	-2%
Operating profit	$40.1	$37.4	+7%	$36.8	$34.9	+5%
Net income	$29.4	$25.8	+14%	$27.2	$24.0	+13%
EPS	$0.61	$0.52	+17%	$0.56	$0.48	+17%
Key financial results for the full year 2010 were ($ in millions, except EPS):

	Non-GAAP			GAAP
	2010	2009	Change	2010	2009	Change

Product sales	$522.7	$483.8	+8%	$522.7	$483.8	+8%
Total revenues	$543.3	$498.3	+9%	$543.3	$498.3	+9%
Operating profit	$149.4	$131.0	+14%	$137.8	$120.1	+15%
Net income	$107.5	$99.8	+8%	$106.9	$91.8	+16%
EPS	$2.19	$1.95	+12%	$2.18	$1.79	+22%

Revenue Detail
Clinical diagnostics product sales established a new record in the fourth quarter of 2010, with growth driven by the APTIMA Combo 2® assay for detecting Chlamydia and gonorrhea. Increased APTIMA sales offset lower sales of PRODESSE influenza assays, which were unusually strong in the prior year period due to the H1N1 pandemic. Foreign exchange fluctuations reduced clinical diagnostics sales by an estimated $0.5 million, or less than 1%, compared to the prior year period.
Blood screening product sales decreased in the fourth quarter of 2010, as expected, due to lower sales of TIGRIS® instruments to Novartis, the Company’s blood screening collaboration partner. Sales of blood screening assays were flat compared to the prior year period. Foreign exchange fluctuations reduced blood screening sales by an estimated $0.7 million, or 1%, compared to the prior year period.
Sales of research products and services in the fourth quarter of 2010 declined mainly due to the divestiture of the BioKits food testing business late in 2009, and foreign exchange effects.
Fourth quarter product sales were ($ in millions):

	Three Months Ended Dec. 31,		Change
	2010	2009	As Reported	Constant Currency

Clinical Diagnostics	$80.1	$77.6	+3%	+4%
Blood Screening	$47.6	$53.4	-11%	-10%
Research Products and Services	$3.4	$4.4	-23%	-21%

Total Product Sales	$131.1	$135.5	-3%	-2%

Product sales for the full year 2010 were ($ in millions):

	12 Months Ended Dec. 31,		Change
	2010	2009	As Reported	Constant Currency

Clinical Diagnostics	$305.8	$274.2	+12%	+12%
Blood Screening	$203.1	$197.5	+3%	+3%
Research Products and Services	$13.8	$12.0	+15%	+17%

Total Product Sales	$522.7	$483.8	+8%	+8%
Collaborative research revenues in the fourth quarter of 2010 were $3.7 million, compared to $2.0 million in the prior year period, an increase of 85% that resulted primarily from increased funding from Novartis associated with the development of the fully automated PANTHER™ instrument and the PROCLEIX® ULTRIO® Plus assay for the blood screening market.
Royalty and license revenues in the fourth quarter of 2010 were $1.9 million, compared to $1.4 million in the prior year period, an increase of 36% that resulted primarily from higher royalties received from Novartis and Ventana.

GAAP Income Statement Details
Gross margin on product sales was 69.4% in the fourth quarter of 2010, compared to 67.2% in the prior year period. This increase resulted mainly from decreased sales of low-margin instruments.
Acquisition-related amortization expenses were $2.2 million in the fourth quarter of 2010, compared to $1.9 million in the prior year period, an increase of 16% that resulted mainly from the October 2009 acquisition of Prodesse and its related intangible assets.
Research and development (R&D) expenses in the fourth quarter of 2010 were $26.9 million, compared to $27.4 million in the prior year period, a decrease of 2% that resulted primarily from lower clinical trial expenses.
Marketing and sales expenses in the fourth quarter of 2010 were $15.0 million, similar to $15.3 million in the prior year period.
G&A expenses were $15.6 million in the fourth quarter of 2010, compared to $14.9 million in the prior year period, an increase of 5% that resulted mainly from expenses associated with the consolidation of United Kingdom operations and the acquisition of GTI Diagnostics.
Total other income was $1.2 million in the fourth quarter of 2010, compared to $2.3 million in the prior year period. This decrease of 48% resulted primarily from lower realized gains from the sale of marketable securities, lower yields on the Company’s municipal bond portfolio, and lower investment balances due to share repurchases, acquisitions and strategic investments.
Income tax expense was $10.8 million in the fourth quarter of 2010, corresponding to a tax rate of 28%. Income tax expense benefited from the reinstatement of the federal R&D tax credit, which was retroactive to the beginning of 2010.
Non-GAAP Income Statement Details
Excluding $0.1 million of acquisition-related depreciation expense, gross margin on product sales in the fourth quarter of 2010 was 69.5%, compared to 67.3% in the prior year period.
Excluding transaction-related costs, general and administrative (G&A) expenses in the fourth quarter of 2010 were $14.7 million, similar to $14.5 million in the prior year period.
Excluding a $0.4 million non-cash gain on a change in the fair value of contingent consideration, total other income in the fourth quarter of 2010 was $0.8 million, compared to $2.3 million in the prior year period.
Excluding adjustments to contingent consideration that largely are not taxable, income tax expense in the fourth quarter of 2010 was $11.4 million, corresponding to a tax rate of 28%.
Cash Flows and Balance Sheet
In the fourth quarter of 2010, Gen-Probe generated net cash of $43.8 million from operating activities, and spent $8.6 million on property, plant and equipment, leading to free cash flow of $35.2 million. The Company repurchased approximately 245,000 shares of its stock in the fourth quarter for $11.9 million, thereby completing its $100 million buyback program. In a separate press release today, Gen-Probe announced a new, $150 million stock repurchase program.
Gen-Probe continues to have a strong balance sheet. As of December 31, 2010, the Company had $489.7 million of cash, cash equivalents and marketable securities, and $240.0 million of short-term debt. The Company pays interest on this debt at a rate 0.6% above the one-month London Interbank Offered Rate (LIBOR), which has been below 0.3%.

2011 Financial Guidance
“We anticipate 2011 will be a good year financially for Gen-Probe,” said Herm Rosenman, the Company’s senior vice president and chief financial officer. “As we said in our recent analyst day, we forecast continued, high-single-digit growth in product sales, even as instrument sales decline. We also expect improving gross and operating margins to drive solid earnings growth, despite increased legal expenses and lower non-operating income.” Gen-Probe’s 2011 financial guidance is described in the table below:

	Non-GAAP	GAAP

Total revenues	$570 to $595 million	$570 to $595 million
Product gross margins	68% to 69.5%	68% to 69.5%
Acquisition-related amortization and other transaction expense	N/A	$13 to 14 million
Operating margin	27% to 29%	25% to 27%
Tax rate	32% to 33%	32% to 33%
Diluted shares	48 to 49 million	48 to 49 million
EPS	$2.28 to $2.40	$2.06 to $2.20
Notes on Presentation
In this press release, all per share amounts are calculated on a fully diluted basis. Some totals may not foot due to rounding. Certain prior year amounts have been reclassified to conform to the current year presentation.
About Non-GAAP Financial Measures
To supplement Gen-Probe’s financial results for the fourth quarter of 2010 and its 2011 financial guidance, in each case presented in accordance with GAAP, Gen-Probe uses the following financial measures defined as non-GAAP by the SEC: non-GAAP net income, non-GAAP gross margin, non-GAAP marketing and sales expenses, non-GAAP G&A expenses, non-GAAP operating margin, non-GAAP income tax rate, and non-GAAP EPS. Gen-Probe’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Gen-Probe’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses and adjustments that may not be indicative of core business results. Gen-Probe believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Gen-Probe’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Gen-Probe’s historical performance and our competitors’ operating results. Gen-Probe believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Further, our reconciliations of non-GAAP to GAAP operating results, which are included on the attached tables, are presented in the format of consolidated statements of income solely to assist a reader in understanding the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our non-GAAP operating results.
Webcast Conference Call
A live webcast of Gen-Probe’s fourth quarter 2010 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call will be available for approximately 24 hours. Call 800-294-4406 (US) or 203-369-3231 (international).

About Gen-Probe
Gen-Probe is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective molecular diagnostic products and services that are used primarily to diagnose human diseases, screen donated human blood, and ensure transplant compatibility. Gen-Probe has approximately 28 years of expertise in nucleic acid testing (NAT), and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,400 people. For more information, go to www.gen-probe.com.
Trademarks
APTIMA, APTIMA COMBO 2, PANTHER, PRODESSE and TIGRIS are trademarks of Gen-Probe. All other trademarks are the property of their owners.
Caution Regarding Forward-Looking Statements
Any statements in this news release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “ 2011 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, the development and commercialization of new products, regulatory approvals, future milestones, growth opportunities, and plans of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2011 financial targets, (ii) the risk that we may not integrate acquisitions, such as Tepnel, Prodesse and GTI Diagnostics, successfully, (iii) the possibility that the market for the sale of our new products, such as our PANTHER instrument system and PROGENSA PCA3, APTIMA HPV and APTIMA trichomonas assays, may not develop as expected, (iv) the enhancement of existing products and the development of new products may not proceed as planned, (v) the risk that investigational products, including those now in US clinical trials, may not be approved by regulatory authorities or become commercially available in the time frame we anticipate, or at all, (vi) the risk that we may not be able to compete effectively, (vii) the risk that we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) our dependence on Novartis and other third parties for the distribution of some of our products, (ix) our dependence on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales, (xi) changes in government regulation or tax policy affecting our diagnostic products could harm our sales, increase our development costs or increase our taxes, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. This list includes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

Gen-Probe Incorporated
Consolidated Balance Sheets — GAAP
(In thousands, except share and per share data)

	December 31,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $16 and $17 at December 31, 2010 and December 31, 2009, respectively	$59,690	$82,616
Marketable securities	170,648	402,990
Trade accounts receivable, net of allowance for doubtful accounts of $355 and $516 at December 31, 2010 and December 31, 2009, respectively	54,739	55,305
Accounts receivable — other	5,493	4,707
Inventories	66,416	61,071
Deferred income tax	13,634	13,959
Prepaid income tax	2,993	7,317
Prepaid expenses	11,672	14,526
Other current assets	5,148	4,708

Total current assets	390,433	647,199
Marketable securities, net of current portion	259,317	15,472
Property, plant and equipment, net	160,863	157,437
Capitalized software, net	13,981	12,560
Patents, net	12,450	1,556
Goodwill	150,308	122,680
Purchased intangibles, net	120,270	108,015
License, manufacturing access fees and other assets, net	60,175	63,266

Total assets	$1,167,797	$1,128,185

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,614	$20,455
Accrued salaries and employee benefits	26,825	24,775
Other accrued expenses	13,935	24,755
Income tax payable	634	—
Short-term borrowings	240,000	240,127
Deferred revenue	1,166	3,527

Total current liabilities	297,174	313,639
Non-current income tax payable	8,315	5,958
Deferred income tax	29,775	23,220
Deferred revenue, net of current portion	2,500	1,978
Other long-term liabilities	6,654	16,215
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 47,966,156 and 49,143,798 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	5	5
Additional paid-in capital	195,820	242,615
Accumulated other comprehensive income	678	4,616
Retained earnings	626,876	519,939

Total stockholders’ equity	823,379	767,175

Total liabilities and stockholders’ equity	$1,167,797	$1,128,185

Gen-Probe Incorporated
Consolidated Statements of Income — GAAP
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Product sales	$131,093	$135,470	$522,709	$483,759
Collaborative research revenue	3,708	2,049	14,518	7,911
Royalty and license revenue	1,893	1,351	6,100	6,632

Total revenues	136,694	138,870	543,327	498,302
Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	40,104	44,454	169,222	152,393
Acquisition-related intangible amortization	2,231	1,894	8,847	4,144
Research and development	26,885	27,428	111,103	105,970
Marketing and sales	15,016	15,306	59,492	53,853
General and administrative	15,610	14,925	56,818	61,828

Total operating expenses	99,846	104,007	405,482	378,188

Income from operations	36,848	34,863	137,845	120,114
Other income/(expense):
Investment and interest income	1,401	1,923	11,765	21,603
Interest expense	(535)	(392)	(2,216)	(1,857)
Gain on contingent consideration	399	—	7,994	—
Other income/(expense), net	(95)	769	(177)	(58)

Total other income, net	1,170	2,300	17,366	19,688

Income before income tax	38,018	37,163	155,211	139,802
Income tax expense	10,780	13,138	48,274	48,019

Net income	$27,238	$24,025	$106,937	$91,783

Net income per share:
Basic	$0.57	$0.49	$2.20	$1.82

Diluted	$0.56	$0.48	$2.18	$1.79

Weighted average shares outstanding:
Basic	47,827	48,923	48,560	50,356

Diluted	48,455	49,458	49,033	50,965

Gen-Probe Incorporated
Consolidated Statements of Income — Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2010			December 31, 2009
	Non-GAAP	Adjustments	GAAP	Non-GAAP	Adjustments	GAAP

Revenues:
Product sales	$131,093	$—	$131,093	$135,470	$—	$135,470
Collaborative research revenue	3,708	—	3,708	2,049	—	2,049
Royalty and license revenue	1,893	—	1,893	1,351	—	1,351

Total revenues	136,694	—	136,694	138,870	—	138,870
Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	40,013	91	40,104	44,361	93	44,454
Acquisition-related intangible amortization	—	2,231	2,231	—	1,894	1,894
Research and development	26,885	—	26,885	27,428	—	27,428
Marketing and sales	15,016	—	15,016	15,209	97	15,306
General and administrative	14,670	940	15,610	14,479	446	14,925

Total operating expenses	96,584	3,262	99,846	101,477	2,530	104,007

Income from operations	40,110	(3,262)	36,848	37,393	(2,530)	34,863
Other income/(expense):
Investment and interest income	1,401	—	1,401	1,923	—	1,923
Interest expense	(535)	—	(535)	(392)	—	(392)
Gain on contingent consideration	—	399	399	—	—	—
Other income/(expense), net	(95)	—	(95)	769	—	769

Total other income, net	771	399	1,170	2,300	—	2,300

Income before income tax	40,881	(2,863)	38,018	39,693	(2,530)	37,163
Income tax expense	11,437	(657)	10,780	13,890	(752)	13,138

Net income	$29,444	$(2,206)	$27,238	$25,803	$(1,778)	$24,025

Net income per share:
Basic	$0.61	$(0.04)	$0.57	$0.53	$(0.04)	$0.49

Diluted	$0.61	$(0.05)	$0.56	$0.52	$(0.04)	$0.48

Weighted average shares outstanding:
Basic	47,827		47,827	48,923		48,923

Diluted	48,455		48,455	49,458		49,458

Gen-Probe Incorporated
Consolidated Statements of Income — Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

	Twelve Months Ended			Twelve Months Ended
	December 31, 2010			December 31, 2009
	Non-GAAP	Adjustments	GAAP	Non-GAAP	Adjustments	GAAP

Revenues:
Product sales	$522,709	$—	$522,709	$483,759	$—	$483,759
Collaborative research revenue	14,518	—	14,518	7,911	—	7,911
Royalty and license revenue	6,100	—	6,100	6,632	—	6,632

Total revenues	543,327	—	543,327	498,302	—	498,302
Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	168,860	362	169,222	152,118	275	152,393
Acquisition-related intangible amortization	—	8,847	8,847	—	4,144	4,144
Research and development	111,103	—	111,103	105,970	—	105,970
Marketing and sales	59,492	—	59,492	53,756	97	53,853
General and administrative	54,491	2,327	56,818	55,497	6,331	61,828

Total operating expenses	393,946	11,536	405,482	367,341	10,847	378,188

Income from operations	149,381	(11,536)	137,845	130,961	(10,847)	120,114
Other income/(expense):
Investment and interest income	11,765	—	11,765	21,603	—	21,603
Interest expense	(2,216)	—	(2,216)	(1,857)	—	(1,857)
Gain on contingent consideration	—	7,994	7,994	—	—	—
Other income/(expense), net	(177)	—	(177)	(58)	—	(58)

Total other income, net	9,372	7,994	17,366	19,688	—	19,688

Income before income tax	158,753	(3,542)	155,211	150,649	(10,847)	139,802
Income tax expense	51,303	(3,029)	48,274	50,825	(2,806)	48,019

Net income	$107,450	$(513)	$106,937	$99,824	$(8,041)	$91,783

Net income per share:
Basic	$2.21	$(0.01)	$2.20	$1.98	$(0.16)	$1.82

Diluted	$2.19	$(0.01)	$2.18	$1.95	$(0.16)	$1.79

Weighted average shares outstanding:
Basic	48,560		48,560	50,356		50,356

Diluted	49,033		49,033	50,965		50,965

Gen-Probe Incorporated
Consolidated Statements of Cash Flows — GAAP
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2010	2009

Operating activities:
Net income	$106,937	$91,783
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,529	40,382
Amortization of premiums on investments, net of accretion of discounts	9,573	5,868
Stock-based compensation	24,075	23,420
Excess tax benefit from employee stock-based compensation	(3,692)	(2,005)
Deferred revenue	(1,808)	812
Deferred income tax	(3,745)	(5,786)
Gain on contingent consideration	(7,994)	—
Gain on sale of food safety business	—	(291)
Loss on disposal of property and equipment	1,065	221
Changes in assets and liabilities:
Trade and other accounts receivable	2,649	(11,303)
Inventories	(1,154)	2,315
Prepaid expenses	3,055	1,218
Other current assets	(360)	1,912
Other long-term assets	(559)	(4,123)
Accounts payable	(6,265)	3,500
Accrued salaries and employee benefits	(133)	(676)
Other accrued expenses	(4,417)	(806)
Income tax payable	7,688	(2,371)
Other long-term liabilities	122	961

Net cash provided by operating activities	169,566	145,031

Investing activities:
Proceeds from sales and maturities of marketable securities	427,821	438,601
Purchases of marketable securities	(401,434)	(419,019)
Proceeds from sale of property, plant and equipment	82	—
Purchases of property, plant and equipment	(30,716)	(32,364)
Purchase of capitalized software	(3,891)	(1,290)
Purchases of intangible assets, including licenses and manufacturing access fees	(2,513)	(7,341)
Net cash paid for business combinations	(53,000)	(183,725)
Proceeds from sale of food safety business	—	6,357
Cash paid for investment in Pacific Biosciences	(50,000)	—
Other	(820)	403

Net cash used in investing activities	(114,471)	(198,378)

Financing activities:
Repurchase and retirement of common stock	(99,935)	(174,847)
Proceeds from issuance of common stock and employee stock purchase plan	31,830	10,923
Payment of contingent consideration	(10,000)	—
Repurchase and retirement of restricted stock for payment of taxes	(1,257)	(1,716)
Excess tax benefit from employee stock-based compensation	3,692	2,005
Borrowings, net	(228)	238,450

Net cash (used in) provided by financing activities	(75,898)	74,815

Effect of exchange rate changes on cash and cash equivalents	(2,123)	1,026

Net increase in cash and cash equivalents	(22,926)	22,494
Cash and cash equivalents at the beginning of period	82,616	60,122

Cash and cash equivalents at the end of period	$59,690	$82,616